Exhibit 99.1

For release: November 9, 2017

Contact: John K. Lines, SVP

Phone: (615) 890-2020

NHC Reports Third Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE-American: NHC), the nation's oldest publicly traded senior health care company, today announced net income available to common shareholders for the quarter ended September 30, 2017 of $11,352,000 compared to $11,110,000 for the quarter ended September 30, 2016, an increase of 2.2%. Excluding the operating losses from the newly constructed skilled nursing facility and two assisted living facilities placed in service in 2017, net income available to common shareholders for the quarter ended September 30, 2017 would have been $11,824,000.

Net operating revenues for the three months ended September 30, 2017 totaled $241,985,000 compared to $231,281,000 for the same three months of 2016, an increase of 4.6%. Net income was $0.75 per common share basic for the quarter ended September 30, 2017 compared to $0.73 per common share basic for the quarter ended September 30, 2016, an increase of 2.7%.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 76 skilled nursing centers with 9,597 beds. NHC affiliates also operate 36 homecare programs, 24 assisted living communities and five independent living communities. NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(unaudited)
Revenues:
Net patient revenues	$230,048	$218,647	$685,854	$653,240
Other revenues	11,937	12,634	34,831	35,397
Net operating revenues	241,985	231,281	720,685	688,637

Costs and Expenses:
Salaries, wages and benefits	145,900	140,403	426,639	405,491
Other operating	64,039	58,956	190,778	177,571
Facility rent	10,106	10,314	30,273	30,960
Depreciation and amortization	10,833	9,998	31,609	28,847
Interest	1,322	1,020	3,599	2,913
Total costs and expenses	232,200	220,691	682,898	645,782

Income Before Non-Operating Income	9,785	10,590	37,787	42,855
Non-Operating Income	6,090	5,091	16,047	14,789

Income Before Income Taxes	15,875	15,681	53,834	57,644
Income Tax Provision	(4,691)	(4,571)	(19,448)	(20,969)
Net Income	11,184	11,110	34,386	36,675

Loss Attributable To Noncontrolling Interest	168	-	349	-

Net Income Attributable to National HealthCare Corporation	$11,352	$11,110	$34,735	$36,675

Earnings Per Common Share
Basic	0.75	$0.73	$2.29	$2.42
Diluted	0.75	$0.73	$2.28	$2.41

Weighted average common shares outstanding
Basic	15,195,394	15,198,696	15,186,315	15,128,728
Diluted	15,220,567	15,222,648	15,217,797	15,216,838

Dividends declared per common share	$0.48	$0.45	$1.41	$1.30

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2017	2016
	(unaudited)
Cash, cash equivalents and marketable securities	$213,553	$164,348
Restricted cash, cash equivalents and marketable securities	176,560	188,958
Current assets	336,096	290,857
Property and equipment, net	552,343	559,624
Total assets	1,110,837	1,087,447
Current liabilities	147,609	150,928
Long-term debt	120,000	120,000
NHC Stockholders' equity	690,868	669,611

Selected Operating Statistics
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Per Diems:
Medicare	$459.63	$453.08	$461.38	$449.26
Managed Care	402.86	402.45	407.16	401.86
Medicaid	179.08	174.12	177.49	173.92
Private Pay and Other	230.73	224.68	231.76	224.04

Average Per Diem	$261.35	$254.62	$262.69	$255.04

Patient Days:
Medicare	117,634	117,503	360,285	359,667
Managed Care	64,327	54,591	186,487	166,293
Medicaid	325,886	322,564	959,779	958,782
Private Pay and Other	183,339	181,175	541,827	531,783
	691,186	675,833	2,048,378	2,016,525